EXHIBIT 99.1

Outdoor Channel Holdings Reports First Quarter 2011 Results

Core Revenues Up 2% and Advertising Revenues Up 4%

TEMECULA, Calif., May 4, 2011 (GLOBE NEWSWIRE) -- Outdoor Channel Holdings, Inc. (Nasdaq:OUTD) today reported its financial results for the first quarter ended March 31, 2011.

Consolidated revenues for the quarter were $14.8 million, a decrease of 17% compared with $17.8 million in the first quarter of 2010, primarily driven by an anticipated revenue decline in the Company's Production Services segment. Advertising revenue for the quarter increased 4% percent to $7.6 million from $7.3 million in the first quarter of 2010. Subscriber fees for the quarter were $4.7 million, a 2% decrease compared to subscriber fees of $4.8 million in the prior-year period due to changes in estimated reserves for potential most-favored nations ("MFN") liabilities with the Company's distributors. Production services revenue totaled $2.5 million for the quarter, a decrease of 56% compared to $5.7 million in the first quarter of 2010 due primarily to 2010 reorganizations of our Production Services business unit which resulted in reduced low-margin and non-renewed projects.

The Company's operating loss for the first quarter 2011 was $1.2 million compared to an operating loss of $2.7 million in the first quarter of 2010. The reduction in the Company's operating loss was driven primarily by reduced costs at both the Outdoor Channel and Production Services segments.

The Company's consolidated net loss for the 2011 first quarter was $830,000, or $0.03 per basic and diluted share, compared to a net loss of $1.5 million, or $0.06 per basic and diluted share, in the prior-year period.

"Our first quarter results reflect growth in revenues at The Outdoor Channel, our core business, as well as our efforts to reduce our operating costs and improve the outlook of our Production Services segment," said Roger Werner, President & Chief Executive Officer. "We generated a notable improvement in operating income from our core operations and significantly reduced our overall net loss for the period. During the quarter, which is seasonally our lowest, we focused on promoting our industry-leading content offering, strengthening our digital footprint and building on our relationships with the nation's leading multi-channel distributors. Given our editorial leadership and healthy balance sheet, we remain well positioned to execute our strategy in 2011."

Review of Segment Operating Results

The Outdoor Channel ("TOC") posted operating income of $277,000 for the quarter compared to an operating loss of $401,000 for the first quarter of 2010. The strong improvement in TOC's operating income was driven primarily by a 2% increase in net revenue driven by higher advertising revenues and a 9% decrease in SG&A costs, primarily on lower executive compensation expense and lower professional fees.

Our Production Services unit posted an operating loss for the quarter, before the effect of intercompany eliminations, of $1.4 million, a decrease of 38% compared to an operating loss of $2.2 million for the first quarter of 2010 as reductions in revenue and gross margin were more than offset by a 52% reduction in SG&A expense reflecting the Company's downsizing and cost saving efforts over the past year.

Consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted for the effects of share-based compensation expense ("adjusted EBITDA"), was $337,000 for the quarter, compared to negative $704,000 for the first quarter of 2010. TOC's adjusted EBITDA was $1.3 million for the quarter compared to $924,000 in the prior-year period. Production Services' adjusted EBITDA was negative $1.0 million compared to $1.6 million for the prior year first quarter.

Investor Conference Call

Outdoor Channel Holdings' management will host an investor conference call on May 4, 2011 at 2:30 p.m. PT (5:30 p.m. ET) to review the Company's financials and operations for its first quarter ended March 31, 2011. Investment professionals are invited to participate in the live call by dialing 866-578-5771 (domestic) or 617-213-8055 (international) and using participant passcode 82384767. The call will be open to all other interested parties through a live, listen-only audio Internet broadcast in the Investor Relations section of the Company's Web site, www.outdoorchannel.com.

For those who are not available to listen to the live broadcast, the call will be archived online for one year. A telephonic playback of the conference call also will be available through May 11, 2011, by calling 888-286-8010 (domestic) or 617-801-6888 (international) and using participant passcode 29019830.

About Outdoor Channel Holdings, Inc.

Outdoor Channel Holdings, Inc. owns and operates Outdoor Channel, America's leader in outdoor TV, and Winnercomm Inc., an Emmy Award winning production and interactive company. Outdoor Channel offers programming that captures the excitement of hunting, fishing, shooting, off-road motorsports, adventure and the Western lifestyle and can be viewed on multiple platforms including high definition, video-on-demand, as well as on a dynamic broadband website. Winnercomm Inc. is one of America's leading and highest quality producers of live sporting events and sports series for cable and broadcast television. Winnercomm also owns and operates the patented SkyCam and CableCam aerial camera systems which provide dramatic overhead camera angles for major sports events, including college and NFL football. For more information please visit http://www.outdoorchannel.com.

Nielsen Media Research Universe Estimates for Outdoor Channel

Nielsen Media Research is the leading provider of television audience measurement and advertising information services worldwide. Nielsen estimated that Outdoor Channel had approximately 35.1 million cable and satellite subscribers for May 2011. Please note that this estimate regarding Outdoor Channel's subscriber base is made by Nielsen Media Research and is theirs alone and does not represent opinions, forecasts or predictions of Outdoor Channel Holdings, Inc. or its management. Outdoor Channel Holdings, Inc. does not by its reference above or distribution imply its endorsement of or concurrence with such information.

Use of Non-GAAP Financial Information

This press release includes "non-GAAP financial measures" within the meaning of the Securities and Exchange Commission rules. The Company believes that earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted for the effects of share-based compensation, provides greater comparability regarding its ongoing operating performance. This information is not intended to be considered in isolation or as a substitute for net income (loss) calculated in accordance with U.S. GAAP. A reconciliation of the Company's U.S. GAAP information to EBITDA, adjusted for the effects of share-based compensation expense, is provided in the attached table.

Safe Harbor Statement

Statements in this news release that are not historical are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, including statements, without limitation, about our expectations, beliefs, intentions, strategies regarding the future long-term value of the Company resulting from the Company's current actions or strategic initiatives and the future anticipated value of Outdoor Channel to our audience, distributors and advertisers. The Company's actual results could differ materially from those discussed in any forward-looking statements. The Company intends that such forward-looking statements be subject to the safe-harbor provisions contained in those sections. Such statements involve significant risks and uncertainties and are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) service providers discontinuing or refraining from carrying Outdoor Channel; (2) a decline in the number of viewers from having Outdoor Channel placed in unpopular cable or satellite packages, or increases in subscription fees, established by the service providers; (3) a decrease in advertising revenue as a result of a deterioration in general economic conditions; (4) managing the Company's growth and the integration of acquisitions; (5) decreased profitability if we are unable to generate sufficient revenues from our Production Services operations to offset its fixed costs; and other factors which are discussed in the Company's filings with the Securities and Exchange Commission. For these forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

OUTDOOR CHANNEL HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(unaudited, in thousands)

	Three Months Ended
	March 31
	2011	2010
Revenues:
Advertising	$ 7,585	$ 7,292
Subscriber fees	4,747	4,831
Production services	2,480	5,698

Total revenues	14,812	17,821

Cost of services:
Programming	1,630	1,590
Satellite transmission fees	399	391
Production and operations	4,553	6,813
Other direct costs	92	112

Total cost of services	6,674	8,906

Other expenses:
Advertising	305	286
Selling, general and administrative	8,283	10,397
Depreciation and amortization	746	911

Total other expenses	9,334	11,594

Total operating expenses	16,008	20,500

Loss from operations	(1,196)	(2,679)

Interest and other income, net	9	12

Loss before income taxes	(1,187)	(2,667)

Income tax benefit	(357)	(1,154)

Net loss	$ (830)	$ (1,513)

Loss per common share data:
Basic	$ (0.03)	$ (0.06)
Diluted	$ (0.03)	$ (0.06)

Weighted average number of common shares outstanding
Basic	24,605	24,395
Diluted	24,605	24,395

OUTDOOR CHANNEL HOLDINGS, INC. AND SUBSIDIARIES
Segment Operating Results
(unaudited, in thousands)

	Three Months Ended
	March 31
	2011	2010

Revenues

TOC	$ 12,332	$ 12,123
Production Services	3,064	6,220
Eliminations	(584)	(522)
Total revenues	$ 14,812	$ 17,821

Cost of Services

TOC	$ 4,415	$ 4,210
Production Services	2,759	5,186
Eliminations	(500)	(490)
Total cost of services	$ 6,674	$ 8,906

Other Expenses

TOC	$ 7,640	$ 8,314
Production Services	1,694	3,280
Eliminations	--	--
Total other expenses	$ 9,334	$ 11,594

Income (Loss) from Operations

TOC	$ 277	$ (401)
Production Services	(1,389)	(2,246)
Eliminations	(84)	(32)
Loss from operations	$ (1,196)	$ (2,679)

OUTDOOR CHANNEL HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of U.S. GAAP Measures to U.S. Non-GAAP Measures
(unaudited, in thousands)

	Three Months Ended
	March 31
	2011	2010

Net loss	$ (830)	$ (1,513)

Add/Subtract:
Interest and other income, net	9	12
Income tax benefit	(357)	(1,154)
Depreciation and amortization	746	911
EBITDA	$ (450)	$ (1,768)

Adjusted for:
Share-based compensation expense	787	1,064
EBITDA as adjusted for share-based compensation expense	$ 337	$ (704)

Summary of Cost of Services
Share-based compensation expense	$ 57	$ 73
Cost of Services	6,617	8,833
Total Cost of Services	$ 6,674	$ 8,906

Summary of Selling, General and Administrative
Share-based compensation expense	$ 730	$ 991
Selling, general and administrative	7,553	9,406
Total selling, general and administrative	$ 8,283	$ 10,397

Summary of Interest and Other Income, Net
Interest income	$ 31	$ 25
Dividend income	--	--
Interest expense, other income (loss)	(22)	(13)
Total interest and other income, net	$ 9	$ 12

EBITDA as adjusted by Segment
Legacy Outdoor Channel	$ 1,347	$ 924
Production Services *	(1,010)	(1,628)
EBITDA as adjusted for share-based compensation expense	$ 337	$ (704)

* - eliminations included in Production Services segment

OUTDOOR CHANNEL HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2011	December 31, 2010
	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$ 31,073	$ 32,578
Investment in available-for-sale securities	27,987	26,995
Accounts receivable, net of allowance for doubtful accounts	10,077	16,754
Other current assets	11,732	10,990
Total current assets	80,869	87,317

Property, plant and equipment, net	11,962	12,315
Goodwill and amortizable intangible assets, net	43,696	43,673
Investments in auction-rate securities	5,086	5,075
Deferred tax assets, net	2,165	1,774
Deposits and other assets	3,038	3,498

Totals	$ 146,816	$ 153,652

Liabilities and Stockholders' Equity

Current liabilities	$ 10,847	$ 17,129
Long-term liabilities	930	981
Total liabilities	11,777	18,110

Total stockholders' equity	135,039	135,542

Totals	$ 146,816	$ 153,652

OUTDOOR CHANNEL HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)

	March 31,
	2011	2010
Operating activities:
Net loss	$ (830)	$ (1,513)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	746	911
Amortization of subscriber acquisition fees	408	404
Loss (gain) on sale of equipment	2	(34)
Gain on sale of available-for-sale securities	--	(11)
Provision for doubtful accounts	79	413
Share-based employee and service provider compensation	787	1,064
Deferred tax provision, net	(391)	(1,158)

Changes in operating assets and liabilities:
Accounts receivable	6,598	4,279
Income tax refund receivable	(2,567)	(653)
Prepaid programming costs	(1,060)	218
Other current assets	487	(301)
Deposits and other assets	47	24
Subscriber acquisition fees	(191)	(1,389)
Accounts payable and accrued expenses	(4,049)	(5,016)
Deferred revenue	319	(26)
Deferred obligations	23	(4)
Unfavorable lease obligations	(37)	(33)
Net cash provided by (used in) operating activities	371	(2,825)

Investing activities:
Purchases of property, plant and equipment	(338)	(409)
Purchase of intangibles	(75)	--
Proceeds from sale of equipment	--	68
Purchases of available-for-sale and auction-rate securities	(27,992)	(31,993)
Proceeds from sale of available-for-sale and auction-rate securities	27,000	27,200
Net cash used in investing activities	(1,405)	(5,134)

Financing activities:
Purchase of treasury stock	(471)	(367)
Purchase and retirement of stock related to repurchase program	--	(341)
Net cash used in financing activities	(471)	(708)

Net decrease in cash and cash equivalents	(1,505)	(8,667)
Cash and cash equivalents, beginning of period	32,578	20,848
Cash and cash equivalents, end of period	$ 31,073	$ 12,181

Supplemental disclosure of cash flow information:
Income taxes paid	$ 2,542	$ 653

Supplemental disclosure of non-cash investing and financing activities:
Effect of net increase in fair value of auction-rate securities	$ 11	$ 10
Property, plant and equipment costs incurrred but not paid	$ 5	$ 54
CONTACT: For Company:
         Tom Allen
         Executive Vice President / Chief Financial Officer
         951-699-6991, ext. 287
         tallen@outdoorchannel.com

         For Investors:
         Brad Edwards
         Brainerd Communicators, Inc.
         212-986-6667
         edwards@braincomm.com

         For Media:
         Nancy Zakhary
         Brainerd Communicators, Inc.
         212-986-6667
         nancy@braincomm.com